[DELTIC TIMBER LOGO]	NEWS RELEASE	EXHIBIT 99

210 EAST ELM STREET

EL DORADO, AR 71730

NYSE: DEL

FOR RELEASE October 29, 2003	CONTACT:	Kenneth D. Mann	Clefton D. Vaughan
		Investor Relations	Public Relations
		(870) 881-6432	(870) 881-6407

Deltic Announces Third Quarter 2003 Results

EL DORADO, AR — President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2003 was $.4 million, $.03 a share, an improvement of $1.4 million when compared to a loss of $1 million, $.13 a share loss after preferred dividends, a year ago. Operating income totaled $3.4 million for the current quarter, a $1.7 million increase compared to the same quarter of 2002. The improvement was due primarily to increased real estate activity and a ten percent increase in lumber sales prices. Net cash provided by operating activities was $7 million for 2003’s third quarter, which compares to $6.1 million for the corresponding quarter of 2002.

In commenting on the results, Mr. Dillon stated, “Business conditions in the forest products industry improved slightly during the quarter. Our core Woodlands segment continues to generate stable operating income and cash flows. Lumber prices increased in the third quarter and as a result, our Mills segment was profitable for the month of September. However, we are reviewing every aspect of these operations and working toward additional improvements in both the manufacturing process and cost structure at our mills. These same efforts are also being focused on Del-Tin Fiber, our joint-venture medium density fiberboard facility, where financial and operating results declined during the quarter compared to the previous three months. The Company’s investment there continues to garner intensive attention from management and the Board of Directors. Demand for both residential and commercial property in our Chenal Valley real estate development remains strong, and we expect this segment of our business to continue to contribute to income. We must continue to maximize efficiencies in every segment of our Company to be competitive in a still difficult environment.”

Operating income for the Woodlands segment was $5.2 million in the third quarter of 2003, an increase of $.2 million when compared to $5 million for the same period a year ago. Pine sawtimber harvest levels increased 2,111 tons to 145,703 in 2003. Deltic’s average pine sawtimber price was $42 per ton, unchanged from 2002’s third quarter. During the current quarter, sales of 881 acres of timberland produced a gain of $1.1 million, compared to similar sales of 1,198 acres at a $1.1 million gain in the prior-year quarter.

The Company’s Mills segment loss of $1 million in 2003’s third quarter compares to a $1.6 million loss a year ago. Finished lumber sales price increased $28, or ten percent, to $321 per thousand board feet from $293 in the prior year period. Lumber sales volume increased slightly, from 53 million board feet to 53.4 million in the current quarter.

The Real Estate segment earned $1 million in the third quarter of 2003, which compares to break-even results for the same period of 2002. Residential lot sales totaled 65 lots, an increase of 35, during 2003’s third quarter; and average lot price of $72,600 increased $16,400 per lot due to sales mix. A .67-acre commercial parcel was sold for $259,800 per acre during the current quarter.

Corporate operating expense was $1.7 million in the current quarter, which compares to $1.6 million for the third quarter of 2002. The Company’s equity in Del-Tin Fiber was a loss of $1.6 million for 2003’s third quarter, which was the amount of cash advanced to the facility in excess of sinking fund payments for 2003, and compares to Deltic’s equity share of the plant’s losses of $1.8 million for the same quarter of 2002. Interest expense increased $.4 million to $1.6 million due primarily to increased long-term debt. Income tax expense of $.2 million was recorded for the third quarter of 2003, which compares to an income tax benefit of $.1 million for the same period of 2002.

Capital expenditures were $4.6 million for 2003’s third quarter and $20.8 million for the nine months ended September 30, 2003. For the corresponding periods of 2002, capital expenditures were $6.5 million and $15.8 million, respectively.

For the first nine months of 2003, net income totaled $4 million, $.33 a share. Financial results for the nine months ended September 30, 2002, were a loss of $.2 million, $.16 a share loss after preferred dividends. Net cash provided by operating activities was $26.5 million for 2003, an increase of $1.6 million when compared to a year ago.

Pine sawtimber harvest levels for the nine months ended September 30, 2003, were 446,803 tons, a decrease of 26 percent when compared to 600,089 tons during the same period of 2002. Average pine sawtimber price of $40 per ton decreased $2 from the prior-year period. Timberland sales totaling 3,164 acres at an average sales price of $1,100 per acre compares to sales of 1,957 acres for $1,200 per acre a year ago. Finished lumber sales price decreased $4, from $307 per thousand board feet to $303. Lumber sales increased 15.8 million board feet, or ten percent, to 168.4 million. During 2003, approximately 53 acres of commercial property were sold for $185,300 per acre. Residential lot sales for the first nine months of 2003 totaled 135 lots at an average price of $73,100, which compares to 82 lots for $69,900 for the corresponding period of 2002.

Regarding the outlook for the fourth quarter and for 2003, Mr. Dillon noted, “We currently anticipate the pine sawtimber harvest to be 150,000 to 170,000 tons and 595,000 to 615,000 tons, respectively. Sales of timberland identified to be non-strategic or to have a higher and better use are anticipated to be 3,500 to 4,500 acres for the year. Finished lumber production and sales volumes will continue to be subject to market conditions, with sales estimated at 50 to 55 million board feet for the fourth quarter and 220 to 225 million for the year. Residential lot sales are projected to be 55 to 65 lots and 190 to 200 lots for the fourth quarter and 2003, respectively.

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, October 30, 2003, at 2 p.m. Central Time to discuss third quarter 2003 earnings. Interested parties may participate in the call by dialing 1-800-915-4836. The call will also be broadcast live over the Internet and can be assessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Thursday, November 6, by dialing 1-800-428-6051 and referencing replay passcode identification number 307824.

Summary financial data and operating statistics for the third quarter and first nine months of 2003 with comparisons to 2002 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2003		Three Months Ended September 30, 2002
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$9.0	5.2	8.6	5.0
Mills	19.6	(1.0)	18.4	(1.6)
Real Estate	6.4	1.0	3.0	—
Corporate	—	(1.7)	—	(1.6)
Eliminations	(4.3)	(.1)	(4.4)	(.1)

Total net sales/operating income	$30.7	3.4	25.6	1.7

	Nine Months Ended September 30, 2003		Nine Months Ended September 30, 2002
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$25.5	15.2	30.2	18.1
Mills	59.3	(4.9)	55.1	(3.1)
Real Estate	23.9	9.5	9.8	1.1
Corporate	—	(5.0)	—	(5.4)
Eliminations	(10.6)	2	(14.3)	(.3)

Total net sales/operating income	$98.1	15.0	80.8	10.4

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$30,730	25,565	98,119	80,766

Costs and expenses
Cost of sales	22,324	19,154	67,337	51,927
Depreciation, amortization, and cost of fee timber harvested	3,126	2,910	10,125	12,412
General and administrative expenses	1,862	1,832	5,686	5,997

	27,312	23,896	83,148	70,336

Operating income	3,418	1,669	14,971	10,430

Equity in Del-Tin Fiber	(1,598)	(1,827)	(3,990)	(7,153)
Interest income	306	117	350	180
Interest and other debt expense	(1,599)	(1,110)	(5,145)	(3,356)
Other income/(expense)	61	101	162	342

Income/(loss) before income taxes	588	(1,050)	6,348	443

Income taxes	(254)	58	(2,383)	(624)

Net income/(loss)	$334	(992)	3,965	(181)

Earnings per common share
Basic	$.03	(.13)	.33	(.16)
Assuming dilution	.03	(.13)	.33	(.16)

Dividends per common share	$.0625	.0625	.1875	.1875

Average common shares outstanding (thousands)	11,919	11,941	11,909	11,921

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited) Sept. 30, 2003	Dec. 31, 2002
Working capital	$8,741	2,125
Total assets	316,909	310,546
Long-term debt	121,072	116,120
Stockholders’ equity	166,348	162,962

OTHER DATA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Capital expenditures – thousands of dollars
Woodlands	$585	1,620	11,813	3,447
Mills	1,344	859	2,499	2,411
Real Estate	2,669	3,972	6,326	9,889
Corporate	33	21	189	69

Total	$4,631	6,472	20,827	15,816

Net cash provided by operating activities – thousands of dollars	$7,041	6,117	26,540	24,922

Woodlands
Pine sawtimber harvested from fee lands – tons	145,703	143,592	446,803	600,089
Pine sawtimber price – per ton	$42	42	40	42

Timberland sales – acres	881.36	1,197.65	3,164.38	1,957.07
Timberland sales price – per acre	$1,500	1,300	1,100	1,200

Mills
Finished lumber sales – thousands of board feet	53,449	52,975	168,408	152,606
Finished lumber price – per thousand board feet	$321	293	303	307

Real Estate
Residential
Lots sold	65	30	135	82
Average price per lot sold	$72,600	56,200	73,100	69,900

Commercial
Acres sold	.67	—	52.62	—
Average price per acre sold	$259,800	—	185,300	—